Exhibit 10.2
Dental Care Plus, Inc. and DCP Holding Company
DEFERRED COMPENSATION PLAN
Originally Effective January 1, 2006
Amended and Restated Effective January 1, 2008

Dental Care Plus, Inc. and DCP Holding Company
DEFERRED COMPENSATION PLAN
     The Dental Care Plus, Inc. and DCP Holding Company Deferred Compensation Plan (the “Plan”) was established effective as of January 1, 2006, by DCP Holding Company, an Ohio corporation (the “Company”), for the benefit of Company directors and a select group of the management and highly compensated employees of the Company and its subsidiary, Dental Care Plus, Inc., (“DCP”), and of any other affiliated entities which adopt and participate in this Plan with the consent of the Company. The Plan is hereby amended and restated effective as of January 1, 2008, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and to permit the value of Deferred Compensation Credits from Compensation deferrals under the Plan to be determined based on the change in value of Shares.
Background Information
     A. The Company adopted the Plan in order to provide its directors and certain of its highly compensated and management employees with the opportunity to defer a portion of the Compensation otherwise payable to them.
     B. The Company intends for the Plan to be an unfunded, nonqualified deferred compensation arrangement as provided under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to satisfy the requirements of a “top hat” plan thereunder and under Labor Reg. Sec. 2520.104-23, to the extent employees participate herein.
     C. The Plan is intended to comply with the requirements of the American Jobs Creation Act of 2004 (“AJCA”) and Section 409A of the Code, and shall be interpreted and administered consistent therewith.
ARTICLE I
DEFINITIONS AND GENERAL PROVISIONS
     1.1 Definitions. Unless the context requires otherwise, the terms defined in this Article shall have the following respective meanings:
     (a) Account. The bookkeeping account described in Section 3.6 under which deferred amounts and earnings are credited on behalf of a Participant.
     (b) Administrative Committee. An Administrative Committee of at least three (3) persons appointed by the Board to oversee the administration of the Plan. If no Administrative Committee is appointed, the Benefits and Compensation Committee of the Board of Directors shall be the Administrative Committee.
     (c) Beneficiary. The person(s) entitled to receive any distribution hereunder upon the death of a Participant. The Beneficiary for benefits payable under this Plan shall be the beneficiary designated by the Participant in accordance with procedures established by the Administrative Committee as of the Participant’s date of death, or, in the absence of any such designation, the Participant’s estate.
     (d) Board. The Board of Directors of the Company or the Benefits and Compensation Committee thereof.
     (e) Change of Control. For purposes of the Plan, a Change of Control means:
(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Subsection (i), the following acquisitions shall not constitute a Change of Control: (I) any acquisition directly from the Company or any corporation controlled by the Company, (II) any acquisition by the Company or any corporation controlled by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the

Company or any corporation controlled by the Company or (IV) any acquisition by any corporation that is a Non-Control Acquisition (as defined in Subsection (iii) of this Section); or
(ii) individuals who, as of the beginning of any 12 consecutive month period after the establishment of this Plan, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 12-month period shall be deemed to have satisfied such 12-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such 12-month period) or by prior operation of this Section 1.1(e)(ii); or
(iii) the occurrence of a transaction requiring shareholder approval for the acquisition of the Company or any subsidiary by an entity other than the Company or any subsidiary of the Company, or any of their respective affiliates, through purchase of more than 40% of the total gross fair market value of its assets, by merger, or otherwise; or
(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or its subsidiaries.
In all cases, the determination of whether a Change of Control has occurred will be determined in compliance with the definition of a change in control under Code Section 409A and regulations and rulings issued thereunder.
     (f) Code. The Internal Revenue Code of 1986, as amended from time to time.
     (g) Company. DCP Holding Company or any affiliate thereof or successor thereto which adopts the Plan with the consent of DCP Holding Company. Dental Care Plus, Inc. is a participating employer in the Plan.
     (h) Compensation. Amounts paid or payable by the Company to an Eligible Person for a Plan Year which are includable in income for federal tax purposes, including base salary and variable compensation in the form of commissions and/or bonuses (except as otherwise provided herein), Director’s fees of all types, and Shares or other amounts realized when restricted stock (or property) held by a Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture. Notwithstanding the foregoing, the following amounts are excluded from Compensation: (i) other cash or noncash compensation, expense reimbursements or other benefits or contributions by the Company to any other employee benefit plan, and (ii) any amounts that are required to be withheld from a Participant’s wages from the Company pursuant to Code Section 3102 to satisfy the Participant’s tax obligations under Code Section 3101.
     (i) Distribution Options. Annual installment payments over a period of five (5) or ten (10) years or a single lump sum payment. The standard form of distribution (“Standard Option”) shall be installments over a period of five (5) years unless otherwise elected by a Participant in accordance with the terms of the Plan or as determined by the Company to the extent permitted by Code Section 409A and regulations thereunder.
     (j) Effective Date. January 1, 2008, as amended and restated.
     (k) Eligible Person. Any individual who is (i) a Director of the Company or DCP, or (ii) among a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA), who has been designated by the Company as eligible to make Compensation deferral contributions under Article II of the Plan in accordance with eligibility criteria established from time to time by the Administrative Committee.
     (l) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.
     (m) Participant. Any Eligible Person who meets the eligibility requirements for participation in the Plan as set forth in Article II and who earns benefits under the Plan.
     (n) Plan. The Dental Care Plus, Inc. and DCP Holding Company Deferred Compensation Plan, as set forth herein, and as such Plan may be amended from time to time hereafter.

     (o) Plan Year. The fiscal year of the Plan, which is the twelve (12) consecutive month period beginning January 1 and ending December 31.
     (p) Retirement. When a Director or employee has a Separation from Service that meets the definition of to “Retire” as defined in the Company’s Code of Regulations.
     (q) Separation from Service or Separate from Service. A termination of employment occurring when an Employee ceases to be an Employee of the Employer. Whether the Employee has terminated employment is determined based on whether the facts and circumstances indicate that the Employer and Employee reasonably anticipated either that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (as an Employee or independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Employee provided services to the Employer if the Employee has been providing services for less than 36 months. Whether an Employee’s termination of employment is a Separation from Service will be determined in accordance with the Treasury Regulations and other guidance issued under Code Section 409A. With respect to Directors, Separation from Service occurs when the Director ceases to be a member of the Board of Directors for any reason.
     (r) Shares. The Class B common shares, without par value, of the Company.
     (s) Total Disability. Occurs when a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either unable to engage in any substantial gainful activity or receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer. The Company shall determine the existence of a Total Disability in its sole discretion (but in compliance with Code Section 409A) and may require the Participant to submit to periodic medical examinations at the Participant’s expense to confirm the existence and continuation of a Total Disability.
     1.2 General Provisions. The masculine wherever used herein shall include the feminine; singular and plural forms are interchangeable. Certain terms of more limited application have been defined in the provisions to which they are principally applicable. The division of the Plan into Articles and Sections with captions is for convenience only and is not to be taken as limiting or extending the meaning of any of its provisions.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
     2.1 General Eligibility Conditions. To become eligible to participate in the Plan, an individual must be an Eligible Person and must also meet the requirements of Sections 2.2 and 2.3.
     2.2 Specific Conditions for Active Participation; Deferral Elections. To participate actively in the Plan (i.e., to make deferrals hereunder), a Participant must execute or acknowledge a Compensation Deferral Agreement in accordance with procedures established by the Administrative Committee from time to time. A Participant’s Compensation Deferral Agreement shall be maintained by or on behalf of the Administrative Committee and must be executed, acknowledged or filed within thirty (30) days of first becoming eligible to participate in the Plan and, for all subsequent deferral elections after initial participation, in advance of the beginning of the calendar year during which such compensation is expected to be earned, or at such other time as may be permitted or required by regulations issued under Code Section 409A. In all cases, a Participant’s election to defer Compensation shall be made prior to the time any of the Compensation covered by such election is to be earned by such Participant. Elections to defer Compensation shall be irrevocable with respect to the Compensation to which they apply and may be amended, revoked or suspended by the Participant only effective as of the January 1st following the amendment, revocation or suspension in accordance with procedures established by the Administrative Committee, or at such other times as are permitted under Code Section 409A.
     2.3 Eligibility List; Suspension of Active Participation. The Administrative Committee shall maintain a written list of those employees who then qualify as Eligible Persons under the Plan, as determined by the Company and the Administrative Committee. Any employee not listed as an Eligible Person for a given Plan Year shall cease to have any right to defer Compensation for such Plan Year. However, any amounts credited to the Account of a Participant whose participation is suspended shall otherwise continue to be maintained under the Plan in accordance with its terms. Members of the Board of Directors of the Company and of DCP shall at all times during which they are Directors be eligible to participate in the Plan.

     2.4 Termination of Participation. Once an Eligible Person becomes a Participant, such individual shall continue to be a Participant until such individual (i) ceases to be described as an Eligible Person and (ii) ceases to have any vested interest in the Plan (as a result of distributions made to such Participant or his Beneficiary, if applicable, or otherwise).
     2.5 Participation by Other Employers. With the consent of the Company, any corporation that is a member of the same controlled group as the Company (within the meaning of Code Section 1563(a)) may become a participating employer under the Plan by taking such action as may be necessary or desirable to put the Plan into effect with respect to such corporation. DCP is a participating employer in this Plan.
ARTICLE III
DEFERRED COMPENSATION
     3.1 Deferred Compensation Credits. Pursuant to the provisions of Article II and this Article III, a Participant and the Company may, by mutual agreement, provide for deferred and postponed payment of a percentage of the Participant’s Compensation which otherwise would be paid during the applicable Plan Year(s) for services to be rendered in such year(s) or for the deferral of specific portions of Compensation, such as Shares to be received as restricted stock granted to the Participant. Deferral elections with respect to such equity awards must be made for all Shares granted under a single award, whether or not yet vested or about to vest. All elections to defer Compensation must be made prior to the calendar year during which the Compensation is expected to be earned, or at such other time as may be specified under regulations issued under the Code. With respect to any performance based bonus compensation based on services performed over a period of at least 12 months, an election to defer such compensation must be made no later than 6 months before the end of the performance period, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election to defer such compensation is made, and provided further that in no event may an election to defer performance-based compensation be made after such compensation has become readily ascertainable. If the performance-based compensation is a specified or calculable amount, the compensation is readily ascertainable if and when the amount is first substantially certain to be paid. If the performance-based compensation is not a specified or calculable amount because, for example, the amount may vary based upon the level of performance, the compensation, or any portion of the compensation, is readily ascertainable when the amount is first both calculable and substantially certain to be paid. To qualify as performance based bonus compensation, such compensation must meet applicable requirements under regulations issued under Code Section 409A. Any election to defer Shares must be made prior to the year in which the Participant acquires a legally binding right to such Shares and at least twelve (12) months before the right to such Shares becomes vested, or at such earlier time as may be mandated under applicable federal law in order to defer the taxability of the Compensation associated with such Shares. The Company may, in its discretion, establish and change from time to time a minimum and maximum amount that may be deferred, and all elections shall be made in accordance with procedures established by the Administrative Committee. The Company will credit the deferred Compensation amount agreed to for each Plan Year to the Participant’s Account from time to time as the deferred amounts otherwise would have been earned by the Participant. All contributions under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses (described below), are referred to as “Deferred Compensation Credits.”
     3.2 Suspension of Deferrals. Participant Deferred Compensation Credits hereunder will be automatically suspended during any unpaid leave of absence or temporary layoff. Contributions suspended in accordance with the provisions of this paragraph shall be automatically resumed, without the necessity of any action by the Participant, upon return to employment at the expiration of such suspension period.
     3.3 Record of Account. Solely for the purpose of measuring the amount of the Company’s obligations to each Participant or his beneficiaries under the Plan, the Company will maintain a separate bookkeeping record, an “Account,” for each Participant in the Plan. The Company, in its discretion, may either credit a hypothetical earnings rate to the Participant’s Account balance for the Plan Year, or may actually invest an amount equal to the amount credited to the Participant’s Account from time to time in an account or accounts in its name with investment media or companies, as determined by the Company in its discretion. If such separate investments are made, the Participant may be permitted to direct the investment of the portion of the Company’s accounts allocable to him under the Plan in the same manner he is permitted to direct the investment of his account in the tax-qualified retirement plan of the Company, if applicable, except that certain of the investment options may not be available options under this Plan unless otherwise required by law. The Participant may change the allocation of his Account among the applicable investment alternatives then available under the Plan in accordance with procedures established by the Administrative Committee from time to time. The Company is not obligated to make any particular investment options available, however, if investments are in fact made, and may, from time to time in its sole discretion, change the investment alternatives. Nothing herein shall be construed to confer on the Participant the right to continue to have any particular investment available.

     The Company will credit the Participant’s Account with hypothetical or actual earnings or losses at least quarterly based on the earnings rate declared by the Company or the performance results of the Company’s account(s) invested pursuant to the Company’s or the Participant’s directions, and shall determine the fair market value of the Participant’s Account based on the bookkeeping record or the fair market value of the portion of the Company’s accounts representing the Participant’s Account. The determination of the earnings, losses or fair market value of the Participant’s Account may be adjusted by the Company to reflect its payroll, income or other taxes or costs associated with the Plan, as determined by the Company in its sole discretion.
     3.4 Special Rules Applicable to Shares. Subject to the provisions of this Article III, if a Participant makes a timely and effective election to defer Compensation that would have been received in the form of Shares, or, if the Compensation would have been received as cash, elects to have such deferred amounts treated hereunder as though invested in Shares, the Participant’s Account will be credited with a number of hypothetical Shares (and fractions thereof) (“Phantom Shares”) equal to the number of Shares deferred or the number of Shares (and fractions thereof) equal to the amount of cash Compensation deferred divided by the fair market value of Shares on the date such Compensation would have been paid if not deferred. Upon distribution of benefits from the Plan, the Phantom Share balance shall be converted to cash based on the fair market value of an equivalent number of Shares at that time. The determination of fair market value may be determined using an average selling price during a specified period that is within 30 days before the applicable valuation date, or if the Shares are not readily tradable on an established securities market, the fair market value of the Shares as of a valuation date means a value determined by the reasonable application of a reasonable valuation method within the meaning of Code Sec. 409A.
          If any Organic Change shall occur, then the Participant’s Phantom Shares held in his Account (if any) shall be adjusted so as to contain such shares of stock, securities or assets (including cash) as would have been issued or payable with respect to or in exchange for a like number of Shares credited thereto immediately before such Organic Change, if such Shares had been outstanding. An “Organic Change” includes the recapitalization, reorganization, reclassification, consolidation, or merger of the Company, or any sale of all or substantially all of the Company’s assets to another person or entity, or any other transaction which is effected in such a way that holders of Shares are entitled to receive (either directly or upon subsequent liquidation) other stock, securities, or assets with respect to or in exchange for Shares. If the assets held in the Participant’s Account immediately after such adjustment are not equity securities, then the Participant shall be permitted to re-direct the investment thereof into the other investment choices then available under this Plan.
          In the case of the Phantom Shares credited (if any) to a Participant’s Account, the earnings (or losses) credited to such Account shall consist solely of dividend equivalent credits pursuant to this paragraph. Whenever a dividend or other distribution is made with respect to Shares, then the Participant’s Account shall be credited, on the payment date for such dividend or other distribution (the “Dividend Payment Date”), with a number of additional Phantom Shares having a value, as of the Dividend Payment Date, based upon the number of Phantom Shares deemed to be held in the Participant’s Account as of the record date for such dividend or other distribution (the “Dividend Record Date”), as if such were outstanding Shares. If such dividend or other distribution is in the form of cash, the number of Phantom Shares so credited shall be a number of Phantom Shares (and fractions thereof) having a value, as of the Dividend Payment Date, equal to the amount of cash that would have been distributed with respect to the Phantom Shares deemed to be held in the Participant’s Account as of the Dividend Record Date, as if such were outstanding Shares. If such dividend or other distribution is in the form of Shares, the number of Phantom Shares so credited shall equal the number of such Shares (and fractions thereof) that would have been distributed with respect to the Phantom Shares deemed to be held in the Participant’s Account as of the Dividend Record Date, as if such were outstanding Shares. If such dividend or other distribution is in the form of property other than cash or Shares, the number of Phantom Shares so credited shall be a number of Phantom Shares (and fractions thereof) having a value, as of the Dividend Payment Date, equal to the value of the property that would have been distributed with respect to the Phantom Shares deemed to be held in the Participant’s Account as of the Dividend Record Date, as if such were outstanding Shares. The value of such property shall be its fair market value as of the Dividend Payment Date, determined by the Board based upon market trading if available and otherwise based upon such factors as the Board deems appropriate.

ARTICLE IV
VESTING
     4.1 Vesting. A Participant always will be one hundred percent (100%) vested in amounts credited to his Account as Deferred Compensation Credits and earnings allocable thereto. Notwithstanding the foregoing, if Phantom Shares are credited to a Participant’s Account due to an election to defer Shares to be received as restricted stock granted to the Participant, such Phantom Shares shall vest on the same date or dates that such Shares would have vested had no deferral election been made with respect thereto.
     4.2 Confidentiality and Non-competition Agreement. In its discretion, the Company may require any Eligible Person selected to become a Participant in the Plan to execute a Confidentiality and Non-competition Agreement with the Company and/or its affiliates in consideration of the benefits to be provided hereunder.
ARTICLE V
DISTRIBUTION OF BENEFITS
          5.1 Distribution Timing. A Participant shall receive payment of the amounts credited to his Account upon his Separation from Service due to Retirement, death, Total Disability or any other reason, including upon a Change of Control, unless the Participant has elected to receive some or all of his benefits commencing on a fixed date selected by the Participant at the time of enrollment in the Plan. If such a fixed date has been selected, the Participant will begin to receive the amount credited to his Account as of such date, or the portion thereof elected to be paid on such date, regardless whether or not he has had a Separation from Service as an employee or member of the Board at such date. The Participant may change the fixed date pursuant to an election made at least twelve (12) months prior to the original fixed date to a new fixed date that is at least five (5) years later than the original fixed date. Notwithstanding the foregoing, if the Participant dies or suffers a Total Disability before the fixed date, benefits will be payable as a death or disability benefit in accordance with the provisions of this Article and the fixed date election will no longer apply. In addition, a separate payment election may be made with respect to the portion of a Participant’s Account that derives from deferred Compensation from the portion that derives from deferred restricted stock units.
          5.2 Distribution upon Separation from Service due to Retirement or Other Termination of Employment or Service as a Director. Upon a Separation from Service due to Retirement or other termination of employment or membership on the Board, the Participant shall be eligible to receive payment of the amounts credited to the Participant’s Account in the Standard Option. Alternatively, a Participant may elect another Distribution Option at the time of initial enrollment in the Plan. The Participant may change his election of a Distribution Option pursuant to an election made during the annual deferral election period prior to the beginning of each Plan Year, provided said election is made at least twelve (12) months prior to the date that payments would have otherwise begun under such option and provided that payments will also be deferred to a new commencement date that is at least five (5) years later than the original commencement date. If a Distribution Option election is made or changed and the Participant has a Separation from Service before twelve (12) months have elapsed, the distribution will be made in accordance with the Distribution Option in effect prior to the change or, if none, in accordance with the Standard Distribution Option. If an annual installment payment method is the selected Distribution Option, the amount of the annual benefit shall equal the amount necessary to fully distribute the Participant’s Account as an annual benefit payable over the installment period, consistent with the following methodology: the amount payable as the annual installment shall equal the value of the Participant’s Account as of the most recent Account valuation date, multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of annual installments remaining in the installment period elected by the Participant. For example, assuming the standard ten (10) year installment payment period applies, the amount distributed at each of the distribution dates would represent the value of the Participant’s Account as of the most recent valuation date preceding the actual distribution date times the following factors: Year 1 – 10% (1/10), Year 2 – 11.11% (1/9), Year 3 – 12.5% (1/8), Year 4 – 14.29% (1/7), Year 5 – 16.66% (1/6), Year 6 —20% (1/5), Year 7 — 25% (1/4), Year 8 – 33.33% (1/3), Year 9 — 50% (1/2) and Year 10 – 100% (1/1). The Participant must provide the Company advance notice of his intention to retire and receive benefits hereunder in accordance with uniform procedures established by the Administrative Committee.
     5.3 Distribution upon Death. In the event of the death of the Participant while receiving benefit payments under the Plan, the Company shall pay the Beneficiary or Beneficiaries designated by the Participant the remaining payments due under the Plan in accordance with the method of distribution in effect to the Participant at the date of death. In the event of the death of the

Participant prior to the commencement of the distribution of benefits under the Plan, the Company shall pay such benefits to the Beneficiary or Beneficiaries designated by the Participant, beginning as soon as practicable after the Participant’s death. Such benefits shall be paid in the Standard Option unless another Distribution Option was timely elected by the Participant at least twelve (12) months prior to his death.
          5.4. Distribution in the Event of Total Disability. Upon the Participant’s Total Disability, the Participant shall be eligible to receive payment of the amounts credited to his Account in the Standard Option commencing as soon as practicable after the Administrative Committee is satisfied that the Participant has been determined to be Totally Disabled. The Participant’s Account may also be payable in one of the other Distribution Options provided such other Distribution Option was timely elected by the Participant at least twelve (12) months prior to his Total Disability.
          Total Disability shall be considered to have ended and entitlement to a disability benefit shall cease if the Participant (i) is re-employed by the Company or one of its affiliates, or (ii) engages in any substantial gainful activity, except for such employment as is found by the Company in its sole discretion to be for the primary purpose of rehabilitation or not incompatible with a finding of total and permanent disability. If entitlement to a disability benefit ceases in accordance with the provisions of this paragraph, the Participant shall not be prevented from qualifying for a benefit under another provision of the Plan.
          5.5 Lump Sum Distribution of Small Amounts or upon a Change of Control. If the value of a Participant’s entire Account as of the date it becomes distributable is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code, then the Participant’s entire Account balance shall be payable as a single lump sum notwithstanding any other election that may be in effect. In addition, if a Participant Separates from Service within 2 years of a Change of Control, then the Participant’s Account shall be payable in a single lump sum on the first day of the month next following the Participant’s Separation from Service following the Change of Control, and alternative elections in effect by the Participant shall no longer apply.
     5.6 Distribution at a Fixed Date. At the Participant’s election at the time of enrollment in the Plan, a designated portion or all of the Participant’s Account will become payable in the Standard Option upon attainment of the fixed date, and the Participant will begin to receive the amount credited to his Account as of such date, regardless whether or not he has terminated employment or Board membership at such date. The Participant may select an alternative Distribution Option at the same time that a fixed date distribution is selected. The Participant may change the fixed date and/or the Distribution Option pursuant to an election made at least twelve (12) months prior to the original fixed date, provided that the election defers the commencement of benefit payments to a new fixed date that is at least five (5) years later than the original fixed date. Notwithstanding the foregoing, if the Participant dies or suffers a Total Disability before the fixed date, benefits will be payable as a death or disability benefit in accordance with the provisions of this Article and the fixed date election will no longer apply.
     5.7 Distribution of Cash. Payments of amounts credited to the Participant’s Account will be made in U.S. dollars, including amounts credited to the Participant’s Account as Phantom Shares, if any, which shall also be payable in the form of cash based on the fair market value of a comparable number of Shares at the date distribution commences.
     5.8 Time of Payment. Payments due upon a fixed date elected by a Participant shall commence on the first business day coinciding with or following the fixed date and, in the case of installment payments, subsequent installments shall be paid on the first business day coinciding with or next following each anniversary thereof thereafter until fully distributed. Payments due upon a Separation from Service for any reason, including death, shall commence on the first business day of the second month following the date of the Participant’s Separation from Service as an employee or director. Notwithstanding the foregoing, if the Participant is a “specified employee” (determined in accordance with Treasury Regulations issued under Code Section 409A) for the year in which the Separation from Service occurs, payments shall commence on the first business day that is at least six (6) months after the Separation from Service and, in the case of installment payments, subsequent installments shall be paid on the first business day coinciding with or next following each anniversary of the date of the Separation from Service thereafter until fully distributed.
ARTICLE VI
PLAN ADMINISTRATION
          6.1 Administration. The Plan shall be administered by the Administrative Committee as an unfunded deferred compensation plan that is not intended to meet the qualification requirements of Code Section 401.

          6.2 Administrative Committee. The Administrative Committee will operate and administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to, the discretionary authority to interpret the Plan, the discretionary authority to determine all questions relating to the rights and status of Eligible Persons and Participants, and the discretionary authority to make such rules and regulations for the administration of the Plan as are not inconsistent with the terms and provisions hereof, as well as such other authority and powers relating to the administration of the Plan, except such as are reserved by the Plan to the Board. Prior to January 1, 2009, the Plan may be administered in accordance with applicable transition rules under Code Section 409A, notwithstanding any provision herein to the contrary. All decisions made by the Board or the Administrative Committee shall be final.
          Without limiting the powers set forth herein, the Administrative Committee shall have the power (i) with the consent of the Board, to change or waive any requirements of the Plan to conform with the law or to meet special circumstances not anticipated or covered in the Plan; (ii) to determine the times and places for holding meetings of the Administrative Committee and the notice to be given of such meetings; (iii) to employ such agents and assistants, such counsel (who may be counsel to the Company herein), and such clerical and other services as the Administrative Committee may require in carrying out the provisions of the Plan; and (iv) to authorize one or more of their number or any agent to execute or deliver any instrument on behalf of the Administrative Committee.
          The members of the Administrative Committee and the Company and its officers and directors shall be entitled to rely upon all valuations, certificates and reports furnished by any funding agent or service provider, upon all certificates and reports made by an accountant, and upon all opinions given by any legal counsel selected or approved by the Administrative Committee, and the members of the Administrative Committee and the Company and its officers and directors shall, except as otherwise provided by law, be fully protected with respect to any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions or other advice of a funding agent, service provider, accountant or counsel.
          6.3 Statement of Participant’s Account. The Administrative Committee shall, as soon as practicable after the end of each Plan Year, provide to each Participant a statement setting forth the Account of such Participant under Section 3.3 as of the end of such Plan Year. Such statement shall be deemed to have been accepted as correct unless written notice to the contrary is received by the Administrative Committee within thirty (30) days after providing such statement to the Participant. Account statements may be provided more often than annually in the discretion of the Administrative Committee.
          6.4 Filing Claims. Any Participant, Beneficiary or other individual (hereinafter a “Claimant”) entitled to benefits under the Plan, or otherwise eligible to participate herein, shall be required to make a claim with the Administrative Committee (or its designee) requesting payment or distribution of such Plan benefits (or written confirmation of Plan eligibility, as the case may be), on such form or in such manner as the Administrative Committee shall prescribe.
          6.5 Notification to Claimant. If a Claimant’s application is wholly or partially denied, the Administrative Committee (or its designee) shall, within ninety (90) days, furnish to such Claimant a written notice of its decision. Such notices shall be written in a manner calculated to be understood by such Claimant, and shall contain at least the following information:
(i) the specific reason or reasons for such denial;
(ii) specific reference to pertinent Plan provisions upon which such denial is based;
(iii) a description of any additional material or information necessary for such Claimant to perfect his claim, and an explanation of why such material or information is necessary; and
(iv) an explanation of the Plan’s claim review procedure describing the steps to be taken by such Claimant, if he wishes to submit his claim for review.
          6.6 Review Procedure. Within sixty (60) days after the receipt of such notice from the Administrative Committee, such Claimant, or the duly authorized representative thereof, may request, by written application to the Plan, a review by the Administrative Committee of the decision denying such claim. In connection with such review, such Claimant, or duly authorized representative thereof, shall be entitled to receive any and all documents pertinent to the claim or its denial and shall also be entitled to submit issues and comments in writing. The decision of the Administrative Committee upon such review shall be made promptly and not later than sixty (60) days after the receipt of such request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after the Administrative

Committee’s receipt of a request for review. Any such decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.
          6.7 Payment of Expenses. All costs and expenses incurred in administering the Plan shall be paid from the Plan unless the Company elects to pay the costs and expenses.
ARTICLE VII
AMENDMENT AND TERMINATION
          7.1 Amendment. The Company has reserved, and does hereby reserve, the right at any time and from time to time by action of the Administrative Committee or of its Board (or by action of an officer or officers of the Company to whom the Board has delegated the authority to amend the provisions of the Plan) to amend, modify or alter any or all of the provisions of the Plan without the consent of any Eligible Persons or Participants; provided, however, that no amendment shall operate retroactively so as to affect adversely the vested Account balance to which a Participant may be entitled under the provisions of the Plan as in effect prior to such action. Any such amendment, modification or alteration shall be expressed in an instrument executed by an authorized officer or officers of the Company, and shall become effective as of the date designated in such instrument.
          7.2 Termination. The Company reserves the right to suspend, discontinue or terminate the Plan, at any time in whole or in part; provided, however, that a suspension, discontinuance or termination of the Plan shall not accelerate the obligation to make payments to any person not otherwise currently entitled to payments under the Plan, unless otherwise specifically so determined by the Company, relieve the Company of its obligations to make payments to any person then entitled to payments under the Plan, or reduce any existing Account balance.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
          8.1 Employment Relationship. A Participant shall be considered to be in the employ of the Company and its related affiliates and subsidiaries as long as he remains an employee of the Company, any subsidiary corporation of the Company, or any corporation to which substantially all of the assets and business of the Company are transferred. For this purpose, a subsidiary corporation of the Company is any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of the date such determination is to be made, each of the corporations other than the last corporation in the unbroken chain owns stock possessing eighty percent (80%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Nothing in the adoption of the Plan or the crediting of deferred compensation shall confer on any Participant the right to continued employment by the Company or an affiliate or subsidiary corporation of the Company, or affect in any way the right of the Company or such affiliate or subsidiary to terminate his employment at any time. Any question as to whether and when there has been a termination of a Participant’s employment, and the cause of such termination, shall be determined by the Administrative Committee, and its determination shall be final.
          8.2 Facility of Payments. Whenever, in the opinion of the Administrative Committee, a person entitled to receive any payment, or installment thereof, is under a legal disability or is unable to manage his financial affairs, the Administrative Committee shall have the discretionary authority to direct payments to such person’s legal representative or to a relative or friend of such person for his benefit; alternatively, the Administrative Committee may in its discretion apply the payment for the benefit of such person in such manner as the Administrative Committee deems advisable. Any such payment or application of benefits made in good faith in accordance with the provisions of this Section shall be a complete discharge of any liability of the Administrative Committee, the Plan and the Company with respect to such payment or application of benefits.
          8.3 Funding. All benefits under the Plan are unfunded and the Company shall not be required to establish any special or separate fund or to make any other segregation of assets in order to assure the payment of any amounts under the Plan; provided, however, that in order to provide a source of payment for its obligations under the Plan, the Company may establish a trust fund. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his Beneficiary shall have any rights in or against any amounts credited under the Plan or any other specific assets of the Company. All amounts credited under the Plan to the benefit of a Participant shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.
          8.4 Anti-Assignment. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge; and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit shall be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If a Participant, a Participant’s spouse, or any Beneficiary should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to benefits under the Plan, then those rights, in the discretion of the Administrative Committee, shall cease. In this case, the Administrative Committee may hold or apply the benefits at issue or any part thereof for the benefit of the Participant, the Participant’s spouse, or Beneficiary in such manner as the Administrative Committee may deem proper.
          8.5 Unclaimed Interests. If the Administrative Committee shall at any time be unable to make distribution or payment of benefits hereunder to a Participant or any Beneficiary of a Participant by reason of the fact that his whereabouts is unknown, the Administrative Committee shall so certify, and thereafter the Administrative Committee shall make a reasonable attempt to locate such missing person. If such person continues missing for a period of three (3) years following such certification, the interest of such Participant in the Plan shall, in the discretion of the Administrative Committee, be distributed to the Beneficiary of such missing person.
          8.6 References to Code, Statutes and Regulations. Any and all references in the Plan to any provision of the Code, ERISA, or any other statute, law, regulation, ruling or order shall be deemed to refer also to any successor statute, law, regulation, ruling or order.
          8.7 Liability. The Company, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly constituted agents, in the administration of the Plan, except to the extent that the effects and consequences of such personal acts, omissions or conduct shall result from willful misconduct. However, this Section shall not operate to relieve any of the aforementioned from any responsibility or liability for any responsibility, obligation, or duty that may arise under ERISA.
          8.8 Tax Consequences of Compensation Reductions. The income tax consequences to Participants of Compensation reductions under the Plan shall be determined under applicable federal, state and local tax law and regulation and neither the Company, the Board, nor any officer or employee of the Company makes any representations as to the tax consequences of participation in the Plan.
          8.9 Company as Agent for Related Employers. Each corporation that becomes a participating employer pursuant to Section 2.5 shall, by so doing, be deemed to have appointed the Company its agent to exercise on its behalf all of the powers and authority hereby conferred upon the Company by the terms of the Plan, including, but not limited to, the power to amend and terminate the Plan. The Company’s authority shall continue unless and until the related employer terminates its participation in the Plan.
          8.10 Governing Law; Severability. The Plan shall be construed according to the laws of the State of Ohio, including choice of law provisions, and all provisions hereof shall be administered according to the laws of that State, except to the extent preempted by federal law. A final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that any one or more of the provisions of the Plan shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein, and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.
          8.11 Taxes. The Company shall be entitled to withhold any taxes from any distribution hereunder or from other compensation then payable, as it believes necessary, appropriate, or required under relevant law.

DCP Holding Company	Dental Care Plus, Inc.

By:	By:

Title:	Title:

Date:	Date: